Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

March 25, 2025

ING Groep N.V.,

Bijlmerdreef 106,

1102 CT Amsterdam,

The Netherlands.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $750,000,000 aggregate principal amount of the Company’s 4.858% Callable Fixed-to-Floating Rate Senior Notes due 2029 (the “2029 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 5.066% Callable Fixed-to-Floating Rate Senior Notes due 2031 (the “2031 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 5.525% Callable Fixed-to-Floating Rate Senior Notes due 2036 (the “2036 Notes”) and $750,000,000 aggregate principal amount of the Company’s Callable Floating Rate Senior Notes due 2029 (the “Floating Rate Notes” and, together with the 2029 Notes, the 2031 Notes and the 2036 Notes, the “Securities”), each of ING Groep N.V., a company organized under the laws of The Netherlands (the “Company”), issued in global form pursuant to the Senior Debt Securities Indenture, dated as of March 29, 2017 (as amended from time to time,the “Senior Debt Securities Indenture”) between the Company and The Bank of New York Mellon, London Branch, as Trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture, dated as of March 25, 2025, (the “Supplemental Indenture” and, together with the Senior Debt Securities Indenture, the “Indenture”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Issuer, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to Section 5.06(c) of the Senior Debt Securities Indenture, Section 2.03 of the Supplemental Indenture or the waiver of set-off provisions of the Securities, which are expressly stated to be governed by the laws of The Netherlands.

ING Groep N.V.	-2-

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed, without independent verification, that (i) the Company has been duly incorporated and is an existing company organized under the laws of The Netherlands, (ii) each of the Supplemental Indenture and the Senior Debt Securities Indenture has been duly authorized, executed and delivered in accordance with the laws of The Netherlands and (iii) the Securities have been duly authorized, executed and delivered in accordance with the laws of The Netherlands. With respect to all matters of Dutch law, we note that you are being provided with the opinion, dated the date hereof, of Linklaters LLP.

We have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimen examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Company’s Registration Statement on Form F-3 (File No. 333-266516) (the “Registration Statement”) or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference into the Registration Statement and to the reference to us under the heading “Validity of Notes” in the Prospectus Supplement, dated March 18, 2025, and under the heading “Validity of the Securities” in the Prospectus, dated August 19, 2022, pursuant to which the Securities are being offered for sale. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP